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EXHIBIT 21

QUIXOTE CORPORATION & SUBSIDIARIES
SUBSIDIARIES OF THE COMPANY
as of June 30, 2001

QUIXOTE CORPORATION (PARENT)	Jurisdiction Under Which Organized
Quixote Transportation Safety, Inc.	Delaware
TranSafe Corporation	Delaware
Nu-Metrics, Inc.	Delaware
Highway Information Systems, Inc.	Delaware
TIS, Inc.	North Carolina
National Signal, Inc.	California
Energy Absorption Systems, Inc.	Delaware
E-Tech Testing Services, Inc.	Delaware
Safe-Hit Corporation	Nevada
Spin-Cast Plastics, Inc.	Indiana
Energy Absorption Systems (Europe), Inc.	Delaware
Quixote Transportation Systems (Asia Pacific) Pty Limited	Australia
Quixote Transportation Systems (Europe), Inc.	Delaware
Quixote Research Corporation	Delaware
Quixote Foreign Sales Corporation	U.S. Virgin Islands

Quixote Transportation Safety, Inc., Quixote Research Corporation and Quixote Foreign Sales Corporation are wholly-owned by Quixote Corporation.

TranSafe Corporation, National Signal, Inc. and Energy Absorption Systems, Inc. are wholly-owned by Quixote Transportation Safety, Inc.

All subsidiaries listed under TranSafe Corporation, Highway Information Systems, Inc. and Energy Absorption Systems, Inc. are wholly-owned by those corporations.

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  EXHIBIT 21
QUIXOTE CORPORATION & SUBSIDIARIES SUBSIDIARIES OF THE COMPANY as of June 30, 2001